Exhibit 5.1

August 20, 2021

Wheels Up Experience Inc.

601 West 26th Street

New York, New York, 10001

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Wheels Up Experience Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance of up to 12,521,494 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), including:

(A) up to 4,529,950 shares of Common Stock (the “Private Placement Warrant Shares”) upon the exercise of 4,529,950 warrants of the Company (the “Private Placement Warrants”), each exercisable for one share of Class A Common Stock; and

(B) up to 7,991,544 shares of Common Stock (the “Public Warrant Shares”) upon the exercise of 7,991,544 warrants of the Company (the “Public Warrants”), each exercisable for one share of Class A Common Stock.

The Registration Statement also relates to the resale or distribution from time to time by the selling securityholders named in the prospectus contained in the Registration Statement (the “Prospectus”) and any supplement thereto or their permitted transferees of:

(i) up to 138,195,497 shares of Class A Common Stock issued in connection with the Mergers (as defined in the Registration Statement) by certain of the selling securityholders named in the Prospectus (the “Merger Shares”);

(ii) up to 55,000,000 shares of Class A Common Stock issued to certain third-party investors in private placements pursuant to Subscription Agreements entered into on February 1, 2021 (the “PIPE Shares”); and

(iii) 4,529,950 Private Placement Warrants.

Wheels Up Experience Inc.
August 20, 2021

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Private Placement Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

2.	The Public Warrant Shares and the Private Placement Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Public Warrants and the Private Placement Warrants, respectively, will be validly issued, fully paid and non-assessable.

3.	The PIPE Shares and the Merger Shares, when sold by the selling securityholders (as defined in the Registration Statement) in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based solely upon the General Corporation Law of the State of Delaware (including the statutory provisions contained therein, the applicable rules and regulations underlying these provisions and reported judicial decisions interpreting the foregoing) and the laws of the State of New York. We express no opinion herein as to any other laws, statutes, rules, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

Wheels Up Experience Inc.
August 20, 2021

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP